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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is calculated using the Securities and Exchange Commission guidelines.

                                                                                         YEAR ENDED DECEMBER 31,
                                                    THREE MONTHS ENDED -----------------------------------------------------------
                                                      MARCH 31, 2003     2002        2001         2000         1999         1998
                                                    ------------------ --------    ---------    ---------    --------     --------
                                                                                            (DOLLARS IN MILLIONS)
Earnings as defined for fixed charges calculation
Add:
Pretax income from continuing operations(a)               $  600       $  1,540    $   3,303    $   3,000    $  1,331     $  2,055
Fixed charges                                                399          1,488        1,128        1,123         757          599
Distributed income of equity investees                        82            369          156          138         111           94
Deduct:
Preference security dividend requirements of
  consolidated subsidiaries                                   29            142          170          126          87           44
Interest capitalized(b)                                       19            193          139           54          37           15
                                                          ======       ========    =========    =========    ========     ========
Total earnings                                            $1,033       $  3,062    $   4,278    $   4,081    $  2,075     $  2,689
                                                          ======       ========    =========    =========    ========     ========
Fixed charges:
Interest on debt, including capitalized portions          $  359       $  1,302    $     924    $     970    $    644     $    533
Estimate of interest within rental expense                    10             44           34           27          26           22
Preference security dividend requirements of
  consolidated subsidiaries                                   29            142          170          126          87           44
                                                          ======       ========    =========    =========    ========     ========
Total fixed charges                                       $  398       $  1,488    $   1,128    $   1,123    $    757     $    599
                                                          ======       ========    =========    =========    ========     ========
Ratio of earnings to fixed charges                           2.6            2.1          3.8          3.6         2.7          4.5
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(a)  Excludes minority interest expenses and income or loss from equity investees

(b)  Excludes equity costs related to Allowance for Funds Used During
     Construction that are included in Other Income and Expenses in the Consolidated Statements of Income